EXHIBIT 2.2
                           STOCK ALLOCATION AGREEMENT


         THIS STOCK ALLOCATION AGREEMENT (this "Agreement") is made and entered into as of June 30, 1998, by and between those persons whose signatures appear on the signature page hereof as "AI Shareholders". As used in this Agreement, the terms "party" or "parties" shall refer to a person executing this Agreement and shall include such persons or persons to whom such person is a successor in interest as a shareholder of AI or of ADC and of the agreements referred to herein.

                                    RECITALS:

     WHEREAS, the parties hereto are all of the beneficial owners of the issued and outstanding capital stock of AccuImage, Inc., a Nevada corporation ("AI"); and

     WHEREAS, the parties hereto or their successors entered into a Stock Option Agreement dated November 1, 1996 and a Stock Exchange Agreement dated September 30, 1997 (the "Exchange Agreement") with Accuimage Diagnostics Corp., a Nevada corporation ("ADC") pursuant to which the parties agreed to exchange 4,000,000 shares of the common stock of ADC ("the ADC shares") for all of the issued and outstanding capital stock of AI; and

     WHEREAS, the Option has been exercised, and ADC is in the process of issuing the ADC shares due to the parties pursuant to the exercise of the Option; and

     WHEREAS, the parties have made certain transfers of their rights pursuant to the Exchange Agreement and desire to agree upon a final allocation of the ADC shares:

     NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements herein contained and other valuable consideration, the receipt and adequacy of which the parties hereto acknowledge, the parties agree as follows:

     1. Allocation of Shares. The parties agree that the ADC shares shall be allocated as set forth on Schedule A hereto and that ADC be instructed to issued and deliver the ADC Shares in accordance with such schedule.

     2. Investment Representations. Each party represents and warrants to each other, to AI and to ADC that:

          A. Each is aware that the ADC Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) and Regulation D thereof, and that they must be held by each shareholder for an indeterminate period and each shareholder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

          B. Each instrument representing the ADC Shares may be endorsed with the following legend:

                           THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

          C. ADC need not register a transfer of legended ADC Shares and may instruct its transfer agent not to register the transfer of the ADC Shares, unless the foregoing legend is satisfied.

          D. Each shareholder has the knowledge and experience in financial and business matters to evaluate the merits and risks of the proposed investment.

          E. Each shareholder is acquiring the ADC Shares for his own account, for investment, and without any present intention to engage in a distribution thereof.

          F. Each shareholder warrants that he is either an original AI shareholder or the rightful successor to such original shareholder pursuant to the Exchange Agreement and that he is entitled to receive the ADC Shares as provided in this Agreement.

     3. Miscellaneous.

          A. Counterpart. This Agreement may be executed in one or more counterparts, and it is not necessary that signature of all parties appear on the same counterpart, but such counterparts together shall constitute one and the same agreement.

          B. Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors, and no other person shall have any right or obligation hereunder.

         C. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

          D. Arbitration. Any controversy or claim between or among the parties, their agents, employees and affiliates, including but not limited to those arising out of or relating to this Agreement, including without limitation any claim based on or arising from an alleged tort, shall, at the option of any party, be resolved through mandatory arbitration in accordance with the rules then in effect of the American Arbitration Association ("AAA") and Title 9 of the U. S. Code. The location of the arbitration shall be in San Francisco, California. The arbitrator or arbitrators shall be generally skilled in the legal and business aspects of the subject matter at issue. The arbitrators shall not be entitled to award punitive damages. Judgment upon the award rendered may be entered in any court having jurisdiction.

          E. Attorneys Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

          F. Entire Agreement. This Agreement (including all attachments hereto) comprises the entire agreement between the parties hereto as to the subject matter hereof and supersedes all prior agreements and understandings between them relating thereto. Each party may extend the time for, or waive the performance of, any of the obligations of the other, waive any inaccuracies in the representations or warranties of the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement, but only by an instrument in writing signed by the party granting such extension or waiver.

          G. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement, all as of the day and year first above written.

     Signature Page to Stock Allocation Agreement dated as of June 30, 1998 Relating to AccuImage Diagnostics Corp. and AccuImage, Inc.

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